EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between W&T Offshore, Inc., a Texas corporation (the “Company”), and Stephen A. Landry (“Key Employee”).

W I T N E S S E T H:

WHEREAS, The Company desires to engage Key Employee as its Senior Vice President – Chief Financial Officer and Assistant Secretary; and

WHEREAS, Key Employee is desirous of accepting such positions on the terms and conditions, and for the consideration, hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Key Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Effective as of October 1, 2005 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Key Employee’s employment by the Company shall be subject to the terms and conditions of this Agreement.

1.2 Positions. During the term of this Agreement, the Company shall employ Key Employee in the position of Senior Vice President and Chief Financial Officer of the Company, or in such other positions as the parties mutually may agree. Key Employee shall also serve as Assistant Secretary of the Company.

1.3 Duties and Services. Key Employee agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Key Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

1.4 Other Interests. Key Employee agrees, during the period of his employment by the Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors of Company (the “Board of Directors”). The foregoing notwithstanding, the parties recognize and agree that Key Employee may engage in other business activities that do not conflict with the business and affairs of the Company or interfere with Key Employee’s performance of his duties hereunder, which shall be at the sole determination of the Board of Directors.

1.5 Duty of Loyalty. Key Employee acknowledges and agrees that Key Employee owes a fiduciary duty of loyalty to act at all times in the best interests of the Company. In keeping with such duty, Key Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Key Employee’s own benefit business opportunities concerning the Company’s business.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Key Employee for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, the Company shall have the right to terminate Key Employee’s employment under this Agreement at any time for any of the following reasons:

(i) upon Key Employee’s death;

(ii) upon Key Employee’s becoming incapacitated by accident, sickness, or other circumstances which, in the opinion of a physician selected by the Company, renders him mentally or physically incapable of performing the duties and services required of him hereunder; or

(iii) for “Cause”, which shall mean Key Employee (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (C) has materially breached any material provision of this Agreement or any material corporate policy maintained and established by the Company that is of general applicability to the Company’s employees, (D) has willfully engaged in conduct that he knows or should know is materially injurious to the Company or any of its affiliates, or (E) has been convicted of, or pleaded no contest to, a crime involving moral turpitude or any felony, or (F) has engaged in any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, the value, reliability, or performance of Key Employee in a material manner; provided, however, that Key Employee’s employment may be terminated for Cause only if such termination is approved by at least a majority of a quorum (as defined in the Company’s By-laws) of the members of the Board of Directors after Key Employee has been given written notice by the Company of the specific reason for such termination and an opportunity for Key Employee, together with his counsel, to be heard before the Board of Directors.

Members of the Board of Directors may participate in any hearing that is required pursuant to paragraph 2.2(iii) by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other.

2.3 Key Employee’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Key Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i) for “Good Reason”, which shall mean, within 60 days of and in connection with or based upon (A) a material breach by the Company of any material provision of this Agreement , (B) a significant reduction in the nature or scope of Key Employee’s duties and responsibilities, (C) the assignment to Key Employee of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2, or (D) any requirement that Key Employee relocate to a site more than 50 miles from his present business address; provided, however, that, prior to Key Employee’s termination for Good Reason, Key Employee must give written notice to the Company of any such breach, reduction, assignment or requirement and such breach, reduction, assignment or requirement must remain uncorrected for 10 days following such written notice; or

(ii) at any time for any other reason whatsoever, in the sole discretion of Key Employee.

2.4 Notice of Termination. If Company desires to terminate Key Employee’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it shall do so by giving written notice to Key Employee that it has elected to terminate Key Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Key Employee desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, he shall do so by giving a 30-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5 Deemed Resignations. Any termination of Key Employee’s employment shall constitute an automatic resignation of Key Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Key Employee from the Board of Directors (if applicable) and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Key Employee serves as the Company’s or such affiliate’s designee or other representative.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Key Employee shall receive a minimum annual base salary of $250,000. Key Employee’s annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis (or more frequently, should the Board of Directors decide to do so), and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased, effective as of any date determined by the Board of Directors. Key Employee’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

3.2 Bonuses. Key Employee shall be eligible to participate in the Company’s Bonus Plan and the Company’s Long Term Incentive Compensation Plan as approved from time to time by the Compensation Committee of the Board of Directors in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee, except that Key Employee shall not participate in the plans for the fiscal year 2005.

3.3 Other Perquisites. During his employment hereunder, Key Employee shall be afforded the following benefits as incidences of his employment:

(i) Business and Entertainment Expenses—Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, the Company shall reimburse Key Employee for, or pay on behalf of Key Employee, reasonable and appropriate expenses incurred by Key Employee for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(ii) Vacation—During his employment hereunder, Key Employee shall be entitled to 4 weeks of paid vacation each calendar year (or such greater amount of vacation as provided to employees of the Company generally) and to all holidays provided to employees of the Company generally; provided, however, that for the period beginning on the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs, Key Employee shall be entitled to 4 weeks of paid vacation (or such greater amount of vacation as provided to employees of the Company generally) reduced by the number of vacation days that Key Employee has already used during such calendar year and prior to the Effective Date.

(iii) Other Company Benefits—Key Employee and, to the extent applicable, Key Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other employees of the Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to employees generally.

3.4 Signing bonus. Key Employee shall be entitled to receive a “signing bonus” of $190,000 payable immediately upon the execution of this Agreement.

3.5 Issuance of Restrictive Stock. The Company hereby grants to Key Employee 9,251 shares of restricted stock under the Company’s Long-Term Incentive Compensation Plan. All restrictions with respect to 3,084 shares of such restricted stock shall lapse on December 31, 2006. All restrictions with respect to 3,084 additional shares of such restricted stock shall lapse on December 31, 2007. All restrictions with respect to the remaining 3,083 shares of restricted stock shall lapse on December 31, 2008. Except as specifically provided in Article 4 hereof, the terms of the restricted stock, including any rights of Key Employee upon a Change of Control, death or disability, shall be as set forth in the Long-Term Incentive Compensation Plan.

ARTICLE 4: EFFECT OF TERMINATION AND CHANGE IN CONTROL ON COMPENSATION; ADDITIONAL PAYMENTS

4.1 Defined Terms. For purposes of this Article 4, the following terms shall have the meanings indicated:

“Base Amount” shall be the “base amount” of Key Employee’s annual compensation, determined in accordance with Section 280(g) of the Internal Revenue Code of 1986, as amended.

“Change in Control” means (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 40% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 60% of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors. For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity. Notwithstanding the foregoing, if the Company engages in any transaction approved by the shareholders of the Company and by the Board of Directors of the Company, and the Board of Directors of the Company (or any successor of the Company by merger, consolidation or otherwise) remains the Board of Directors of the Company (or any successor of the Company by merger, consolidation or otherwise) immediately following such transaction, regardless of whether shareholders of the Company own a majority of the outstanding securities of the Company (or any successor of the Company by merger, consolidation or otherwise), then such transaction shall not be considered a “Change in Control.”

“Termination Benefits” means (i) a lump sum cash payment equal to 3 times Key Employee’s “Base Amount”, less $1.00.

“Health Coverage” means that if Key Employee elects to continue coverage for himself or his eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the twelve-month period commencing on the date of Key Employee’s termination of employment from the Company (the “Severance Period”), then throughout the Severance Period the Company shall promptly reimburse Key Employee on a monthly basis for the difference between the amount Key Employee pays to effect and continue such coverage and the employee contribution amount that active senior employees pay for the same or similar coverage under Company’s group health plans. Further, if after the Severance Period Key Employee continues his COBRA coverage and Key Employee’s COBRA coverage terminates at any time during the eighteen-month period commencing on the day immediately following the last day of the Severance Period (the “Extended Coverage Period”), then the Company shall provide Key Employee (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to Key Employee that is no greater than the cost of COBRA coverage; provided, however, that the Company shall use its reasonable efforts so that such health benefits are provided to Key Employee under one or more insurance policies (or such other manner) so that reimbursement or payment of benefits to Key Employee thereunder shall not result in taxable income to Key Employee. Notwithstanding the preceding provisions of this paragraph, the Company’s obligation to reimburse Key Employee during the Severance Period and to provide health benefits to Key Employee during the Extended Coverage Period shall immediately end if and to the extent Key Employee becomes eligible to receive health plan coverage from a subsequent employer (with Key Employee being obligated hereunder to promptly report such eligibility to the Company).

4.2 Termination By Expiration. If Key Employee’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because either party has provided the notice contemplated in such paragraph, then all compensation and all benefits to Key Employee hereunder shall continue to be provided until the expiration of such term and such compensation and benefits shall terminate contemporaneously with termination of his employment.

4.3 Termination By the Company. If Key Employee’s employment hereunder shall be terminated by the Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Key Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraph 4.7 below, if such termination shall be for any reason other than those encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii), then the Company shall provide Key Employee with the Termination Benefits. Any lump sum cash payment due to Key Employee pursuant to the preceding sentence shall be paid to Key Employee within five business days of the date of Key Employee’s termination of employment with the Company; provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then payment of the lump sum cash payment shall be deferred to the extent required to avoid such additional taxes and interest.

4.4 Termination By Key Employee. If Key Employee’s employment hereunder shall be terminated by Key Employee prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Key Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraph 4.7 below, if such termination occurs for Good Reason, then the Company shall provide Key Employee with the Termination Benefits. Any lump sum cash payment due to Key Employee pursuant to this paragraph shall be paid to Key Employee within five business days of the date of Key Employee’s termination of employment with the Company; provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under Section 409A of the Code, then payment of the lump sum cash payment shall be deferred to the extent required to avoid such additional taxes and interest.

4.5 Change in Control Benefits. If Key Employee is employed by the Company on the date upon which a Change in Control occurs, then the Company shall provide Key Employee with the Termination Benefits (other than Health Coverage), which benefits shall be determined as if Key Employee’s employment by the Company terminated on the date of such Change in Control; provided, however, that, if Key Employee is entitled to Termination Benefits under paragraph 4.3 or 4.4 of this Agreement as of the date of such Change in Control, then Key Employee shall not also be entitled to additional Termination Benefits under this paragraph. Any lump sum cash payment due to Key Employee pursuant to the preceding sentence shall be paid to Key Employee within five business days of the date of the Change in Control.

4.6 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Key Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced

(but not below zero) so that the present value of such total amounts and benefits received by Key Employee will be one dollar ($1.00) less than three times Key Employee’s Base Amount and so that no portion of such amounts and benefits received by Key Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Key Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with clause (1) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Key Employee’s base amount, then Key Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

4.7 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of Termination Benefits under paragraph 4.3 or 4.4 hereof, Key Employee shall first execute a release, in the form established by the Board of Directors, releasing the Board of Directors, the Company, and the Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Key Employee’s employment with the Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Key Employee may have under any compensation or benefit plan, program or arrangement, including this Agreement. The performance of the Company’s obligations hereunder and the receipt of any benefits provided under paragraphs 4.3 and 4.4 shall constitute full settlement of all such claims and causes of action.

4.8 No Duty to Mitigate Losses. Key Employee shall have no duty to find new employment following the termination of his employment under circumstances that require the Company to pay any amount to Key Employee pursuant to this Article 4. Except to the extent Key Employee becomes eligible to receive health plan coverage from a subsequent employer as provided in paragraph 4.1 with respect to Health Coverage, any salary or remuneration received by Key Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce the Company’s obligation to make a payment to Key Employee (or the amount of such payment) pursuant to the terms of this Article 4.

4.9 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Key Employee’s employment under this Agreement, the Company and Key Employee hereby agree that the payments, if any, to be received by Key Employee pursuant to this Article 4 shall be received by Key Employee as liquidated damages.

4.10 Other Benefits. This Agreement governs the rights and obligations of Key Employee and the Company with respect to Key Employee’s base salary and certain perquisites of employment. Except as expressly provided herein, Key Employee’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Key Employee, and other benefits under the plans and programs maintained by the Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 5: MISCELLANEOUS

5.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:
W&T Offshore, Inc. Attn: Tracy W. Krohn Eight Greenway Plaza, Suite 1330 Houston, TX 77046
If to Employee to:

Stephen A. Landry Senior Vice President and Chief Financial Officer W&T Offshore, Inc. Eight Greenway Plaza, Suite 1330 Houston, TX 77046

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party that is accrued or vested prior to such termination.

7.12 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraphs 3.2 and 3.3(iii) (and any agreements between the Company and Key Employee that have been executed under such plans and programs) and (ii) any signed written agreement contemporaneously or hereafter executed by the Company and Key Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Key Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the agreements described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 3rd day of October, 2005, to be effective as of the Effective Date.

W&T OFFSHORE, INC.

By:	/s/ Tracy W. Krohn

Name:	Tracy W. Krohn

Title:	CEO

“COMPANY”

By:	/s/ Stephen A. Landry

Name:	Stephen A. Landry

“EMPLOYEE”